Exhibit 99.1

Lifetime Brands, Inc. Announces Results of 2018 Annual Meeting

Declares Dividend to be Paid August 15, 2018

GARDEN CITY, NY, — June 29, 2018 — Lifetime Brands, Inc. (NasdaqGS: LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, announced the results of the votes taken at the Company’s 2018 Annual Meeting of Stockholders held Thursday, June 28, 2018.

Stockholders elected the following directors to serve until the next Annual Meeting of Stockholders:

Jeffrey Siegel	Chairman/Executive Chairman, Lifetime Brands, Inc.

Ronald Shiftan	Vice Chairman and Chief Operating Officer, Lifetime Brands, Inc.
(retiring from full-time role with the Company effective December 31, 2018)

Michael Jeary	Retired Advertising Executive

Robert Kay	Chief Executive Officer, Lifetime Brands, Inc.

John Koegel	Principal, Jo-Tan LLC

Craig Phillips	Retired Senior Vice President — Distribution, Lifetime Brands, Inc.

Bruce Pollack	Managing Partner, Centre Partners Management, LLC

Cherrie Nanninga	Partner, Real Estate Solutions Group

Dennis E. Reaves	Consultant

Michael J. Regan	Retired Certified Public Accountant

Sara Genster Robling	Principal, Robling Advisors

Michael Schnabel	Managing Director, Centre Partners Management, LLC

William Westerfield	Retired Certified Public Accountant

In addition, stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

On an advisory (non-binding) basis, stockholders approved the compensation of the Company’s named executive officers.

Stockholders also approved an amendment and restatement of the Company’s Amended and Restated 2000 Long-Term Incentive Plan.

On Thursday, June 28, 2018, Lifetime’s Board of Directors declared a quarterly cash dividend of $0.0425 per share payable on August 15, 2018 to stockholders of record on August 1, 2018.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef’n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, Kizmos™, La Cafetière®, MasterClass®, Misto®, Mossy Oak®, Swing-A-Way® Taylor® Kitchen and Vasconia®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Creative Tops®, Empire Silver™, Gorham®, International® Silver, Kirk Stieff®, Rabbit® Towle® Silversmiths, Tuttle®, Wallace®, Wilton Armetale®, V&A® and Royal Botanic Gardens Kew®; and valued home solutions brands, including Bombay®, BUILT NY®, Taylor® Bath and Taylor® Weather. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	LHA
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

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